EXHIBIT 10.41
MEMBER
ETHANOL FUEL MARKETING AGREEMENT
     THIS AGREEMENT, entered into as of this 1st day of January, 2008, (“Effective Date”) by and between RPMG, Inc., a Minnesota corporation, hereinafter referred to as “RPMG”); and Red Trail Energy, a North Dakota limited liability company, hereinafter referred to as “Member”).
     WITNESSETH:
     WHEREAS, RPMG is a Minnesota corporation engaged in the business of marketing fuel grade ethanol for the members of Renewable Products Marketing Group, LLC (“LLC”) and others, and
     WHEREAS, Member operates a plant in Richardton, ND for the production of ethanol (the “Facility”), and is a member of LLC, and
     WHEREAS, as a condition to its membership in RPMG, Member has agreed to market all of the fuel grade ethanol produced, by Member at the Facility through RPMG and RPMG has agreed to market such ethanol production; and
     WHEREAS, the parties desire to enter into this Agreement, for purposes of setting out the terms and conditions of the marketing arrangement;
     NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:
     1.  Exclusive Marketing Representative. RPMG shall, subject to the terms and conditions of this Agreement, be the sole marketing representative for the entire fuel grade ethanol production of Member at the Facility during the term of this Agreement.
     2. Ethanol Specifications. All of the ethanol produced by Member at the Facility for marketing by RPMG will, when delivered to a common carrier by Member, be fuel grade ethanol at least 200 proof (denatured), and conform to the specifications described in A.S.T.M. 4806 and such other specifications thai may be, from time to time, promulgated by the industry for E-Grade denatured, fuel ethanol (herein referred to as “fuel grade ethanol” or “ethanol”).
     3. Marketing Pool. RPMG shall have the exclusive right to market all the fuel grade ethanol produced by Member at the Facility during the term of this Agreement. The ethanol will be marketed on a “pooled” basis with other producers under contract with RPMG, and RPMG shall use commercially reasonable efforts to market all such fuel grade ethanol on a pooled basis.
     4.  Risk of Loss. RPMG shall be responsible for and shall bear the risk of loss of (subject to the terms of this Agreement) all ethanol marketed for Member by RPMG from the time the product crosses the loading flange at the Facility in either a railcar and/or tank truck.

*	insert any exceptions i.e. alcohol sold for human consumption, limited sale of E85.

     5. Specific Marketing Tasks. RPMG shall be responsible for and shall have complete discretion in the marketing., sale and delivery of all fuel grade ethanol produced by the Facility during the term of this Agreement, including, but not limited to:
•	Scheduling sufficient railcar, tank trucks and other transport;

•	Negotiating the rates and tariffs to be charged for delivery of production to the customer;

•	Promoting and advertising the sale of ethanol;

•	Tracking delivery;

•	Negotiation of all purchase agreements with consumers and any complaints in connection therewith; and

•	Accounting for all sales and related expenses and collection of accounts, including any legal collection procedures as may be necessary.
     6. Negotiation of Ethanol Price. RPMG will use commercially reasonable efforts to obtain the best price for all ethanol sold by it subject to the terms of this Agreement, but shall have complete discretion to fix the price, terms and conditions of the sale of Member’s ethanol production.
     7. Ethanol Marketing Under Pooling Arrangement. RPMG shall market the ethanol production of Member under the pooling arrangement maintained by RPMG for LLC members and other contracting producers. Under such pooling arrangement, RPMG will market the aggregate production of all LLC members and other contracting non-member producers to customers. Member shall furnish estimates of production to RPMG as hereinafter provided and based on such estimates and the estimated production of all other pool participants, RPMG shall contract for the sale of such estimated production. Determination of Member’s share of revenue and payment of the ethanol selling price to Member shall be made by RPMG as follows:
     (a) The Estimated Pooled Netback. RPMG initially shall pay Member an Estimated Pooled Netback on a weekly basis. For purposes of this Agreement, the Estimated Pooled Netback will be calculated and paid as follows:
     (i) The Estimated Gross Ethanol Selling Price. Each calendar month, RPMG shall estimate (in good faith) the delivered ethanol selling price per gallon of all ethanol that RPMG has committed to sell to its customers through operation of the ethanol pool. This amount will hereinafter be referred to as the “Estimated Gross Ethanol Selling Price.”
     (ii) The Deduction for Estimated Direct Ethanol Distribution Expense. In the same manner, RPMG shall estimate (in good faith) all distribution expenses directly incurred in connection with distributing the ethanol sold under this Agreement for the account of each pool participant (the “Estimated Direct Ethanol Distribution Expense”). The Estimated Direct Ethanol Distribution Expense will include, but not necessarily be limited to, all of RPMG’ transportation costs, terminal shrinkage, rail car costs,, throughput costs, storage costs, demurrage, inventory costs, insurance, collection costs, working capital costs, hedging costs, the management fee fixed from time to time by the Board of

Directors of Renewable Products Marketing Group, LLC, and other distribution costs directly incurred in connection with distributing the ethanol sold for the account of each pool participant.
     (iii) The Estimated Pooled Netback . The difference between the Estimated Gross Ethanol Selling Price and the Estimated Direct Ethanol Distribution Expense shall be the Estimated Pooled Netback.
     (iv) Payment of Estimated Pooled Netback. RPMG, on a weekly basis, will calculate and pay Member on a net 10-day basis an amount equal to the Estimated Pooled Netback for the preceding week multiplied by the number of gallons of ethanol delivered by Member to RPMG for the period.
     (b) The Actual Pooled Netback.
     (i) Calculation of Actual Pooled Netback. At the end of each calendar month, promptly after the information necessary to calculate the Actual Pooled Netback becomes available, RPMG will calculate the Actual Pooled Netback for the preceding month. RPMG shall use the same methodology that is used to calculate the Estimated Pooled Netback except that the calculation shall be based on the actual gross ethanol selling price for all pooled ethanol sold during the month and the actual direct distribution expense incurred by RPMG during the period. For purposes of this calculation the actual direct distribution expense attributable to Member shall include any demurrage charges incurred by RPMG for rail cars located at Member’s Facility.
     (ii) Reconciliation of Estimated and Actual Netback. Within fifteen days after the end of each month, RPMG shall furnish to Member a reconciliation of the Estimated Pooled Netback to the Actual Pooled Netback for the preceding month. If the Estimated Pooled Netback paid to Member exceeded the Actual Pooled Netback, Member will refund to RPMG the overpayment within ten (10) days after receipt of the reconciliation. On the other hand, if the Estimated Pooled Netback paid was less than the Actual Pooled Netback owed to Member, then RPMG will pay Member the additional amount owed to Member within ten (10) days after the completion of the reconciliation. In lieu of Member directly refunding any amounts to RPMG by separate payment, and RPMG directly refunding any amounts to Member by separate payment, under this Section 7 the parties may offset or apply the such amounts to subsequent payments.
     (c) Audit. Within ninety (90) days following the end of RPMG’ fiscal year end, Member shall have the right to inspect the books and records of RPMG for the purpose of auditing calculations of the Actual Pooled Netback Ethanol Selling Price for the preceding year. Member shall give written notice to RPMG of its desire to conduct an audit and RPMG shall provide reasonable access to all financial information necessary to complete such audit. The audit shall be conducted by an accounting firm agreeable to both parties and shall be completed within 45 days after the completion of RPMG’ annual audit, but no later than 150 days following RPMG’ fiscal year. The cost of the audit shall be the responsibility of Member unless the auditor determines that RPMG underpaid Member by more than 3% for the period audited, in which case RPMG shall pay the cost of the audit. If the auditor determines that RPMG underpaid Member, RPMG shall promptly pay such underpayment to Member and if the auditor determines that RPMG overpaid Member, Member shall promptly pay the overpayment to RPMG. The determination of the auditor shall be final and binding on both parties. If Member fails to exercise its right to audit as provided in this Section 8(c) for any year, it shall be deemed to have waived any claim to dispute the Actual Netback Ethanol Selling Price for such year.
     8. Estimated 12-Month Volume. As of the Effective Date Member will provide RPMG with Member’s best estimate of its anticipated monthly ethanol production for the next twelve (12) months to assist RPMG in developing appropriate marketing strategies for the ethanol to be produced by Member.
     9. Updated Monthly Volume Estimates. On or before the first day of each month, after the Effective Date, Member will provide RPMG with its updated best estimate of Member’s anticipated monthly ethanol production for each of the next twelve (12) months, so that RPMG will have rolling ethanol production estimates from Member for each of the next twelve (12) months during the entire time that this Agreement is in effect. RPMG shall be entitled to rely upon such estimates in marketing and selling the pooled ethanol production of all pool participants. From time to time RPMG may enter into forward contracts to sell estimated pooled production beyond the 12-month period covered by the estimated production of Member. Any such commitment will be based on market conditions and projected pooled production based on ail pool participants estimated and historical production, Member acknowledges that such commitments are in the best interest of pool participants and RPMG may rely on Member’s continued production beyond the 12 month estimates for such purpose. RPMG shall provide Member with a schedule of committed pooled production at least monthly.
     10. Obligation to Deliver after Termination. Notwithstanding termination of this Agreement, Member shall be obligated to deliver to RPMG for marketing by RPMG in accordance with, this Agreement, the estimated production of Member for the twelve (12) months following termination of this Agreement and Member’s percentage of any committed pooled production beyond such twelve (12) month period based upon Member’s average monthly percentage contribution to the total pooled production for the preceding 12 months.
     11. Ethanol Shortage/Open Market Purchase. If Member is unable to deliver its estimated monthly ethanol production and if as a consequence of the non-delivery and in order to meet its sale obligations to third parties, RPMG is required to purchase ethanol in the marketplace, RPMG may purchase ethanol in the marketplace at such reasonable price and in such reasonable quantity as is required to meet its delivery obligations; provided, however, that prior to making such purchases RPMG shall communicate the terms and conditions of such purchases to Member and Member shall have the right to meet such terms and conditions. If Member is unable or unwilling to deliver the required ethanol on such terms and conditions, RPMG may complete the purchase. If it does so, and as a result thereof incurs a financial loss, Member will reimburse RPMG for any such loss or RPMG may elect to set off such financial loss against future payments to Member over a period not to exceed twenty four (24) months.

     12. Accounts Receivable/Rail Car Leases/Termination of Contract. RPMG will lease railcars to be used by Member and all lease costs will be included in the calculation of Direct Ethanol Distribution Expense. If this Agreement is terminated for any reason the lease for the railcars leased by RPMG for the transport of Member’s ethanol shall be assigned to Member. In such case Member shall assume the lease and shall be obligated to the terms and conditions of said lease. RPMG shall provide Member the opportunity to review and approve the terms and conditions of any such railcar lease as well as the terms and conditions of any amendments or modifications to any such railcar lease before RPMG first executes the same. The parties understand that the assignment of the lease is subject to the approval of the lessor of the railcars. If the lessor refuses to consent to the assignment, Member shall indemnify and hold harmless RPMG for any future claim, liability or expenses with respect to such leases from and after the date of assignment.
     13. No “Take or Pay”. The parties agree that this is not a “take or pay contract” and that RPMG’ liability is limited to payment for ethanol delivered by Member pursuant to this Agreement.
     14. Term. The term of this Agreement shall commence on the Effective Date and shall continue so long as Member remains a member of LLC.
     15. Termination. This Agreement may be terminated under the circumstances set out below.
     (a) Termination of Membership. This Agreement shall automatically terminate when Member ceases to be a Member of LLC.
     (b) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
     (c) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to market and distribute ethanol as required by this Agreement. If the breach involves a failure to market and distribute ethanol as required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
     (d) Member Insolvency, etc. RPMG may terminate this Agreement if Member becomes insolvent, has a receiver appointed over its business or assets and such receiver is not discharged within 30 days, files a petition in bankruptcy or has a petition in bankruptcy filed against it which, in either case, is not dismissed within 30 days, or ceases to produce ethanol for 30 days or more.
     (e) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions which are mutually agreed upon in writing by the parties.
     16. Licenses and Permits; Records. Member at all times shall have and maintain all of the licenses and permits necessary to construct and operate the Facility. Member shall comply with all laws, regulations, rules and requirements of governmental authorities, including but not limited to the Renewable Fuels Standard of RINS reporting. In addition, Member shall establish record keeping and reporting systems compatible with the RPMG load out reporting system, currently ETS and AccuLoad III.
     17. Good and Marketable Title. Member represents that it will have good and marketable title to all of the ethanol marketed for it by RPMG and that said ethanol will be free and clear of all liens and encumbrances.
     18. Subordination. In order to satisfy the payment obligations in Section 7 of this Agreement, RPMG may be required to obtain working capital from financing resources. Member agrees and acknowledges that the payment terms in this Agreement are a benefit to Member and agrees that it will subordinate its right to payment hereunder to the rights of any lender providing working capital to RPMG, provided that all Members of RPMG are required to agree to such subordination. Member shall execute such subordination agreement and other documents as may be necessary to evidence this undertaking.
     19. Independent Contractor. Nothing contained in this Agreement will make RPMG the agent of Member for any purpose whatsoever. RPMG and its employees shall be deemed to be independent contractors with full control over the manner and method of performance of the services they will be providing on behalf of Member under this Agreement.
     20. Samples. Member will take and retain for a minimum of 60 days at least 2 samples of product per day at the point of delivery. At the request of RPMG, Member agrees to provide RPMG with samples of its ethanol produced at the Facility so that it may be tested for product quality on a regular basis.
     21. Insurance. During the entire term of this Agreement, Member will maintain insurance coverage. At a minimum, Member’s insurance coverage must include:
     (a) Commercial general product and public liability insurance, with liability limits of at least $5 million in the aggregate;
     (b) Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis;
     (c) Workers’ compensation insurance to the extent required by law; and

     (d) RPMG shall be added as an additional insured under the commercial general product and public liability insurance policy and the property and casualty insurance policy.
     Member will not change its insurance coverage during the term of this Agreement if such change results in a failure to maintain the minimums set out above, and the policies shall provide that they may not be cancelled or terminated without at least 30 days prior written notice to RPMG.
     22. Indemnification and Hold Harmless — Member. If a third party makes a claim against RPMG or any person or organization related to it as the result of the actions or omissions of Member or any person or organization related to Member including, but not limited to, claims relating to the quality of ethanol produced by Member or the performance of its obligations under this Agreement, Member shall indemnify RPMG and its related persons and organizations and hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any such claims.
     23. Indemnification and Hold Harmless — RPMG. The indemnification obligations of the parties under this Agreement will be mutual and RPMG, therefore, makes the same commitment to indemnify Member and its related persons or organizations to the extent any claim is made against Member or its related person arising out of any action or omission of RPMG.
     24. Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims. The parties agree that should a dispute between them arise in connection with this Agreement, the parties will complete, in good faith, attempt to mediate the dispute prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.
     25. Choice of Law. This Agreement shall be governed by, interpreted under and enforced in accordance with Minnesota law, without regard to conflicts of law principles.
     26. Assignment. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. Member shall be entitled to grant a security intent in its rights under this Agreement solely for financing purposes.
     27. Entire Agreement. This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction and supersedes any other preexisting Agreement between the parties with respect to the same subject matter. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.
     28. Execution of Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.
     29. Duplicate Counterpart Includes Facsimile. The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine.
     30. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representatives, successors and assigns.
     31. Confidential Information. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 23.
     (a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of Member or RPMG that meets all of the following criteria:
     (i) The information must not be generally known to the public and must not be a part of the public domain;
     (ii) The information must belong to the party claiming it is confidential and must be in that party’s possession;
     (iii) The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party’
     (iv) Written information must be clearly designated in writing as “Confidential Information” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement without the need for specifically designating it as such; and
     (v) Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “Confidential Information’’ and transmitted to the other party within ten (10) days of the verbal disclosure.

     (b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information thai it obtains about the other party for any purpose other than to perform its obligations under this Agreement.
     (c) The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.
     (d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.
     (e) Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.
     (f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.
     32. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:	RPMG, Inc. 809 East Main Street, Suite 2 Belle Plaine, MN 56011
With a copy to:
TO:     Member
With a copy to:

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RPMG, INC.
By:	/s/ Randy Hahn

Its CEO

Member
By:	/s/ Mick J. Miller

Its: PRESIDENT & CEO